Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES NAMES NEW MEMBER TO BOARD OF DIRECTORS

HOUSTON, TX, July 9, 2007 - Stage Stores, Inc. (NYSE: SSI) today announced that David Y. Schwartz has been appointed to the Company’s Board of Directors, thereby increasing its membership to nine directors.

Mr. Schwartz currently serves as a business advisor and consultant.  Prior to that, Mr. Schwartz spent 35 years with Arthur Andersen, from which he retired in June 1997, ultimately attaining the position of Senior Partner.  While at Arthur Andersen, Mr. Schwartz served clients primarily in the retail, distribution and communications industries.  Mr. Schwartz also had worldwide leadership responsibility for Arthur Andersen’s retail industry activities, and led the Firm’s best practices studies in various retail activities, including sales associate effectiveness, customer satisfaction, merchandising performance measures and finance functions.

Mr. Schwartz has been named to the Board’s Audit Committee, where he will serve as its Chairman, and he will also serve on the Corporate Governance and Nominating Committee.  Mr. Schwartz is also a member of the Board of Directors of Walgreen Co., Foot Locker, Inc. and True Value Company, and is a Director/Advisor of several privately held companies.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “We are extremely pleased to welcome David to our Board of Directors.  Considering David’s exceptional financial credentials, coupled with his broad knowledge of the retail industry, I am confident that he will make an outstanding addition to our Board.  We look forward to his insight and counsel as we continue to implement our future growth and expansion strategies.”

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Stage Stores Names New Director
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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 667 stores located in 33 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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